As filed with the Securities and Exchange Commission on October 15, 2025.

Registration No. 333-260499

Registration No. 333-281782

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260499

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281782

UNDER

THE SECURITIES ACT OF 1933

Aris Water Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1022110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aris Water Solutions, Inc. 2021 Equity Incentive Plan

(Full titles of the plans)

9651 Katy Freeway, Suite 400

Houston, Texas 77024

(832) 304-7003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher B. Dial

Senior Vice President, General Counsel and Secretary

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

(346) 786-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lande A. Spottswood

D. Alex Robertson

Jackson A. O’Maley

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Aris Water Solutions, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by the Company with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-260499), which was filed by the Company with the SEC on October 26, 2021, registering 5,350,000 shares of Class A Common Stock under the Aris Water Solutions, Inc. 2021 Equity Incentive Plan (the “2021 Plan”); and

2.	Registration Statement on Form S-8 (No. 333-281782), which was filed by the Company with the SEC on August 26, 2024, registering 5,750,000 shares of Class A Common Stock under the 2021 Plan.

On October 15, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 6, 2025, by and among the Company, Aris Water Holdings, LLC, a Delaware limited liability company (“Aris OpCo”), Western Midstream Partners, LP, a Delaware limited partnership (“WES”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES, Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of WES (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES, and Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings, the Company and Aris OpCo became subsidiaries of WES through a series of mergers (the “Mergers”).

As a result of the completion of the Mergers, the Company has terminated all offerings of shares of Class A Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all shares of Class A Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Class A Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on October 15, 2025.

ARIS WATER SOLUTIONS, INC.

By:	/s/ Christopher B. Dial
Name: Christopher B. Dial
Title: Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.